Exhibit 10.6.3

Revised Summary of Standard Compensatory Arrangement for Non-Employee Directors
of the Principal Financial Group, Inc. Board of Directors

Effective March 28, 2009

On March 16, 2009, the board of directors of Principal Financial Group, Inc. (the “Company”) agreed to revise various components of director compensation.

Annual Retainers

Beginning March 28, 2009, directors who are not employees of the Company or its subsidiaries will receive an annual retainer of $58,500 (payable semiannually), a decrease from the prior annual retainer of $65,000.  Additional annual retainers received for serving as chair of the full board or different committees of the board were also decreased.  The annual retainer for serving as the chair of the

•                  full board was decreased from $250,000 to $225,000 (in lieu of all other cash compensation for service as a non-employee director)

•                  audit committee was decreased from $20,000 to $18,000,

•                  human resources committee was decreased from $17,500 to $15,750,

•                  nominating and governance committee was decreased from $15,000 to $13,500.

The annual retainer of $5,000 for serving as chair of any other standing or ad hoc committee of the board was decreased to $4,500.  The annual retainer for serving as the presiding director of the board was decreased from $15,000 to $13,500.  The nominating and governance committee will determine the portion of the annual retainer payable to a director who first becomes eligible for compensation during a board year.

Attendance fees for board and committee meetings were also decreased.  Non-employee directors receive a fee of $2,250 per day for attendance in person at each regular or special meeting of the board, a decrease of $250.  Directors receive committee meeting fees of $1,350 for attendance in person (a decrease of $150), unless the meeting occurs on the day before or on the day of a full board meeting, in which case the meeting fee will be $1,170 (a decrease of $130).  Directors also receive a committee or full board meeting fee of $900 (a decrease from $1,000) for participating in a telephone conference call or videoconference meeting.

Restricted Stock Unit Grants

Beginning in May 2009, at the close of each annual meeting, each non-employee director will receive $95,000 worth of restricted stock units (unless a greater or lesser amount is determined to be appropriate by the nominating and governance committee), an increase from the prior annual grant of $85,000 worth of restricted stock units.  There was no change to this grant value at the March 16, 2009 meeting.

These restricted stock units will vest upon the director’s continued service at the next annual meeting.  The receipt of the restricted stock units will be deferred at least until the director’s retirement or termination from the Board.  Any director first elected subsequent to an annual meeting will be granted the number of restricted stock units as determined by the committee.